Exhibit 99.1

Contact:
Christopher Keenan or Jay Carlson
Peregrine Pharmaceuticals
(800) 987-8256

info@peregrineinc.com

Peregrine PHARMACEUTICALS DECLARES QUARTERLY DIVIDEND on ITS Series E Convertible
Preferred stock

TUSTIN, CA –June 10, 2014 – Peregrine Pharmaceuticals, Inc. (NASDAQ: PPHM) (NASDAQ: PPHMP), today announced that its Board of Directors has declared a quarterly cash dividend payment on the Company's 10.50% Series E Convertible Preferred Stock (the "Series E Preferred Stock").

The quarterly dividend on the Series E Preferred Stock is payable on July 1, 2014 to holders of record at the close of business on June 20, 2014.

The quarterly dividend payment on the Series E Preferred Stock will be $0.65625 per share, which is equivalent to an annualized 10.50% per share, based on the $25.00 per share stated liquidation preference, accruing from April 1, 2014 through June 30, 2014. The Series E Preferred Stock is listed on the NASDAQ Capital Market and trades under the ticker symbol "PPHMP".

About Peregrine Pharmaceuticals, Inc.

Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a pipeline of novel drug candidates in clinical trials for the treatment and diagnosis of cancer. The company is pursuing multiple clinical programs in cancer with its lead immunotherapy candidate bavituximab while seeking a partner to further advance its novel brain cancer agent Cotara®. Peregrine also has in-house cGMP manufacturing capabilities through its wholly-owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and third-party customers. Additional information about Peregrine can be found at www.peregrineinc.com.